EXECUTIVE CONSULTING AGREEMENT

THIS AGREEMENT, entered this 15th day of September, 2025, between Vivos Corporation (herein called the "Company"), and David J. Swanberg. P.E., (herein called the "Consultant").

WHEREAS, the Company is engaged in the business of providing isotope-based treatment to humans and animals. The Consultant represents that he is experienced in various phases of the Company's business. As such, the Company desires to engage the Consultant and the Consultant desires to accept engagement with the tittle of Chief Operating Officer of Vivos Corporation. This Agreement 's purpose is to establish in writing the terms and conditions of that engagement.

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

Section 1. Agreement for Consulting. Subject to this Agreement's terms and conditions, the Company engages the Consultant, and the Consultant accepts the position as an Executive, entitled the Chief Operating Officer of Vivos Corporation. The Consultant's title could change over the period of this Agreement.

Section 2. Term. The term shall commence effective September 1st, 2025, and shall terminate on December 31, 2028. Unless terminated as set forth in this Agreement, the term shall automatically be extended with the written consent of both parties under the same terms and conditions as shall be in effect on the last previous termination date. This Agreement is for the personal services of David J. Swanberg, and in the event of his death or physical incapacity, the Agreement and all payments under this Agreement shall terminate on the date of the death or disability.

Section 3. Termination for Cause. The Company shall have the right to terminate this agreement at any time for "cause". The term cause shall mean:

(a) Conduct on the Consultant's part likely to injure the Company's business or reputation;

(b) The Consultant's perpetration of a crime involving dishonesty or moral turpitude, whether relating to consulting or otherwise;

(c) Intentional dishonesty of a material nature that relates to the performance of the Consultant's duties under this Agreement;

(d) Repeated failure by the Consultant to perform duties and obligations as assigned and as set forth in this Agreement, (but not encompassing illness, physical, or mental incapacity), or the willful and deliberate breach by Consultant of his duty of care and loyalty to the Company.

Section 4. Company's Option to Terminate for Convenience. The

Company may terminate the Consultant's agreement, at any time, without cause. In the event of such termination, except for Paragraphs 8 and 9 of this agreement, there will be no restrictions or conditions upon the Consultant's agreement in the event of termination by the Company. Further, the Company will pay any past due earned compensation.

Section 5. Duties. The Consultant shall report to Dr. Michael K. Korenko, the Vivos President and Chief Executive Officer, and shall always remain subject to Company's direction and control. While working on Vivos Inc work scope the Consultant shall devote the Consultant's time and efforts to the Company's business and affairs. His primary focus will be to manage the company production operations.

The Company recognizes that the Consultant is currently employed by another company that does not compete with Vivos and has allowed the Consultant to provide services to other entities so long as the Consultant's primary obligations to his employer have been substantially fulfilled.

Section 6. Consulting Compensation. The Company shall pay to the Consultant as compensation for consulting a rate of $12,000 per month If the Company and $3,000 of RDGL stock, issued quarterly at the closing price of that quarter.

Section 7. Scope of Restrictions. The Consultant expressly covenants and agrees that while engaged as a consultant and during the one year immediately following the effective date of any termination, whether voluntary or involuntary, the Consultant shall observe and be subject to the following restrictions:

(a) The Consultant will not in any way, directly or indirectly, on the Consultant's own behalf or on behalf of or in conjunction with any person, partnership, firm or corporation solicit, entice, hire, employ, or endeavor to employ any of the Company's Consultants.

(b) The Consultant will not divulge to others or use for the Consultant's own benefit at any time any confidential, proprietary, company private, or other protected information obtained during the Consultant's agreement relating to the Company's business and operations or those of its Member Companies, affiliates or subsidiaries involving strategy, customer lists, lists of prospective customers, Consultant lists, number and location of sales representatives, new proposed, or existing programs and services, prices and terms, intellectual property and any other confidential or proprietary information as may exist or be developed from time to time.

Section 8. Remedy for Breach. The Consultant acknowledges that a violation of any of the provisions of Section 8 of this Agreement will cause irreparable damage to the Company, its successors, and assigns. The Consultant consents that any violation shall entitle the Company or its successors and assigns, in addition to any other rights or remedies it, or they, may have, to an immediate injunction restraining such violation.

Section 9. Separability. The restrictive covenants set forth in this Agreement's Section 7 and 8 are independent of any other covenant or provision of this Agreement, and the existence of any claim or cause of action against the Company or any company affiliated with or related to the Company, whether predicated on this Agreement, or any other Agreement, or otherwise, shall not constitute a defense to the enforcement of these covenants.

Section 10. Notices. All notices, requests, demands, and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

(a) To the Company:
Michael K. Korenko
Chief Executive Officer of AMIC and IsoPet
11316 West Court Street
Pasco WA 99301

(b)To the Consultant: David
J. Swanberg
Vivos Inc Chief Operations Officer
200210 East 73rd Ave
Kennewick WA 99337

Section 11. Arbitration. Any dispute or disagreement arising out of this Agreement or a claimed breach, except that which involves a right to injunctive relief, shall be resolved by arbitration under the Voluntary Labor Arbitration Rules of the American Arbitration Association. The arbitrator's decisions shall be final and binding upon the parties.

Section 12. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of Washington and Delaware.

Section 13. Entire Agreement. This Agreement contains the entire agreement among the parties and there are no agreements, representations, or warranties that are not set forth. All prior negotiations, agreements, and understandings are superseded. This Agreement may not be amended or revised except by writing signed by all parties.

Section 14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, and successors of the respective parties, provided however, that this Agreement and all its rights may not be assigned by any party except by or with the written consent of the other parties.

Section 15. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when bearing original signatures, shall be deemed to be a duplicate original.

IN WITNESS WHEREOF, This Agreement has been executed effective the date stated on the first page.

COMPANY:

The Vivos

BY: DocuSigned by: Michael Korenko
459A76430FF049C...

Michael K. Korenko
Chief Executive Officer Vivos In

By: DocuSigned by: Carl Cadwell
8D8A5B8BD83C450...

Name: Carlton
M. CadwellTitle:
Chairman

CONSULTANT:

Signed by: David J Swanberg
9259806810E540C...

David Swanberg
Vivos Inc Chief Operating Officer